Exhibit 10.1

OWENS & MINOR, INC.

Non-Qualified Stock Option Agreement

THIS AGREEMENT, dated the      day of             , 20    , between OWENS & MINOR, INC., a Virginia corporation (the “Company”), and                      (“Participant”), is made pursuant and subject to the provisions of the Company’s 2005 Stock Incentive Plan (the “Plan”). All capitalized terms used herein that are not otherwise defined shall have the same meaning given to them in the Plan.

W I T N E S S E T H:

1. Option Grant. Pursuant to the provisions of the Plan, on                     , 20     (the “Date of Grant”), the Company granted to Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and option to purchase from the Company all or any part of an aggregate of              shares of Common Stock at the purchase price of $             per share (the “Option Price”), such option to be exercisable as hereinafter provided. This option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Terms and conditions. The option evidenced hereby is subject to the following terms and conditions:

(a) Expiration Date. The option shall expire at 11:59 p.m. on the day before the seventh anniversary of the Date of Grant (the “Expiration Date”).

(b) Exercise of Option. Except as provided in paragraphs 4 and 8, this option shall become exercisable in three (3) installments. Except as otherwise provided herein, this option shall be exercisable with respect to forty percent (40%) of the shares subject to the option on the first anniversary of the Date of Grant, and with respect to an additional thirty percent (30%) of the shares subject to the option on each of the second and third anniversaries of the Date of Grant. Once this option has become exercisable in accordance with the preceding sentence, it shall continue to be exercisable until the termination of Participant’s rights hereunder pursuant to paragraph 3, 4, 5, 6, 7 or 8 or until the Expiration Date.

(c) Method of Exercising and Payment for Shares. This option may only be exercised by written notice (in such form as may be specified by the Company from time to time) delivered to the attention of the Corporate Secretary at the Company’s principal office. The exercise date shall be (i) in the case of notice by mail, the date of postmark or (ii) if delivered in person, the date of delivery. Such notice shall be accompanied by payment of the Option Price in full in cash or a cash equivalent acceptable to the Company, by the withholding of shares of Common Stock to be received upon the exercise of this option, by the surrender of shares of Common Stock duly endorsed for transfer or a combination of the foregoing. If shares of Common Stock are withheld or surrendered as payment for all or part of the Option Price, the value of the shares withheld or surrendered shall be deemed to be their Fair Market Value as of the day preceding the date of exercise.

(d) Nontransferability. This option is nontransferable except by will or by the laws of descent and distribution. During Participant’s lifetime, this option may be exercised only by Participant. No right or interest of the Participant in any option shall be liable for, or subject to, any lien, obligation, or liability of the Participant.

3. Termination of Option upon Termination of Employment by Participant. Except as provided in paragraphs 4, 5, 6 and 7, the right of Participant to exercise this option shall terminate if Participant resigns from employment with the Company and its Affiliates, regardless of the reason; provided, however, that Participant may exercise this option for thirty (30) days following Participant’s resignation (but in any event before the Expiration Date) for all or part of the shares of Common Stock Participant was entitled to purchase pursuant to subparagraph 2(b) above on the date of Participant’s resignation.

4. Exercise Following Death. If Participant dies while employed by the Company or any Affiliate, before the termination of Participant’s rights hereunder and before the Expiration Date, Participant’s estate, or the person or persons to whom the rights under this option shall have passed by will or the laws of descent and distribution, may exercise this option at any time within one (1) year following Participant’s death (but in any event before the Expiration Date) for all or part of the shares of Common Stock that remain subject to this option (all of which shares shall become exercisable on the date of Participant’s death).

5. Exercise Following Disability. If Participant becomes “permanently and totally disabled” while employed by the Company or an Affiliate before the termination of Participant’s rights hereunder and before the Expiration Date, Participant may exercise this option at any time within one (1) year following Participant’s termination of employment (but in any event before the Expiration Date) for such number of shares of Common Stock as were exercisable pursuant to subparagraph 2(b) above on the date of termination of employment. For the purposes of this Agreement, “permanently and totally disabled” shall have the meaning set forth in Section 22(e)(3) of the Code.

6. Exercise Following Retirement. If Participant terminates his or her employment with the Company and its Affiliates by reason of retirement (defined below), before the termination of Participant’s rights hereunder and before the Expiration Date, Participant may exercise this option at any time within two (2) years following such termination of employment (but in any event before the Expiration Date) for such number of shares of Common Stock as were exercisable pursuant to subparagraph 2(b) above on the date of termination of employment. Notwithstanding the foregoing, if Participant’s service with the Company and its Affiliates continues from and after the date of retirement through membership on the Board, through a written consulting services arrangement with the Company or an Affiliate or otherwise through a written confidentiality and non-solicitation agreement with the Company (“Post-Retirement Service”), any portion of this option that is not exercisable pursuant to subparagraph 2(b) on the date of retirement shall become exercisable during the period of Post-Retirement Service as if Participant had not retired and Participant shall have the right to exercise this option at any time within two (2) years following the termination of Post-Retirement Service (but in any event before the Expiration Date) for such number of shares of Common Stock as were exercisable pursuant to subparagraph 2(b) above on the date Post-Retirement Service ended. For purposes of this Section 6, retirement shall mean severance from the employment of the Company and its Affiliates (i) at or after the attainment of age 55 and after completing a number of years of service (the total years of service credited to Participant for purposes of determining vested or nontransferable interest in a defined benefit pension plan maintained by the Company or an Affiliate which satisfies the requirements of Section 401(a) of the Code) that, when added to Participant’s age at the time of severance from employment, equals at least 65 or (ii) at or after the attainment of age 65.

7. Exercise Following Termination of Employment by Company or Affiliate.

(a) With Cause. If the Company or an Affiliate terminates Participant’s employment with the Company and its Affiliates with “cause,” the right of Participant to exercise this option shall terminate immediately upon termination of employment. For purposes of this paragraph 7, “cause” means: (i) misappropriation, theft or embezzlement of funds or property from the Company or an Affiliate or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or an Affiliate, (ii) conviction of, or entry of a plea of “nolo contendere” with respect to, a felony which, in the reasonable opinion of the Company, is likely to cause material harm to the Company’s or an Affiliate’s business, customer or supplier relations, financial condition or prospects, (iii) violation of the Company’s Code of Honor or any successor code of conduct; or (iv) failure to substantially perform the duties of Participant’s position (other than by reason of illness or temporary disability, regardless of whether such temporary disability causes Participant to become permanently and totally disabled (as defined in paragraph 5 above), or by reason of approved leave of absence).

(b) Without Cause. If the Company or an Affiliate terminates Participant’s employment with the Company or an Affiliate without “cause,” Participant may exercise this option at any time within one (1) year following the date Participant’s employment is terminated (but in any event before the Expiration Date) for all or part of the shares of Common Stock that were exercisable pursuant to subparagraph 2(b) above on the date of termination of employment.

8. Change in Control.

(a)	If, upon a Change in Control, (i) the option granted hereby is assumed by, or a substitute award granted by, the surviving entity (together with its Related Entities, the “Surviving Entity”) in the Change in Control (such assumed or substituted award to be of the same type of award as this option with a value as of the Control Change Date substantially equal to the value of this option) and (ii) within two years of the Control Change Date, Participant’s employment with the Surviving Entity is terminated by the Surviving Entity without Cause (defined below) or by Participant for Good Reason (defined below), this option shall be treated as vested upon employment termination and may be exercised at any time within one year following such termination (but not later than the Expiration Date).

(b)	For purposes of this Section 8, “Cause” shall mean (i) the willful and continued failure by Participant to substantially perform his or her duties with the Surviving Entity (other than any such failure resulting from Participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Participant by the Surviving Entity, which demand specifically identifies the manner in which the Surviving Entity believes that Participant has not substantially performed his or her duties, or (ii) the willful engaging by Participant in conduct which is demonstrably and materially injurious to the Surviving Entity, monetarily or otherwise. For purposes of this paragraph, no act, or failure to act, on Participant’s part shall be deemed “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Surviving Entity.

(c)	For purposes of this Section 8, “Good Reason” shall have the meaning given to such term in the Executive Severance Agreement between Participant and the Company dated , as such agreement from time to time may be amended, modified, extended or replaced by a successor agreement or plan.

(d)	If, upon a Change in Control, the option granted hereby is not assumed by, or a substitute award granted by, the Surviving Entity in the Change in Control as provided in subsection 8(a) above, this option shall be treated as vested immediately prior to the Change in Control.

9. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

10. Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle Participant to a fractional share, such fraction shall be disregarded.

11. No Right to Continued Employment. This option does not confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate Participant’s employment at any time.

12. Change in Capital Structure. The terms of this option shall be adjusted as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

13. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

14. Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

15. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees and personal representatives of Participant and the successors of the Company.

IN WITNESS WHEREOF, OWENS & MINOR, INC. has caused this Agreement to be signed by a duly authorized officer and Participant has affixed his or her signature hereto.

OWENS & MINOR, INC.

By:
[Title]

PARTICIPANT

Name: